Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION MARKED BY [*] HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

KNOW ALL PERSONS BY THESE PRESENTS:

This Exclusive Supply and Distribution Agreement (“Agreement”), made and entered into this 11th day of May, 2021 (“Effective Date”), by and between:

Macleods Phamaceuticals Ltd with registered office at 304, Atlanta Arcade, Marol Church Road, Opp. Hotel Leela, Andheri (East) Mumbai 400 059, an India corporation

(“MACLEODS”);

&

CytoDyn Inc. a Delaware corporation, with business address at 1111 Main Street, Suite 660, Vancouver, WA 98660 (“CYTODYN”).

                     Collectively known as the “Parties”

WITNESSETH;

WHEREAS, CYTODYN is the owner of product Leronlimab.

WHEREAS, CYTODYN has represented that it is in the process to commercialise the product Leronlimab and is keen to partner with entities to distribute the same.

WHEREAS, MACLEODS has obtained and is continuing to obtain Compassionate Special Permit (“CSP”) or Emergency Use Authorization (“EUA”) from the India Central Drugs Standard Control Organization (“CDSCO”) to treat confirmed coronavirus disease 2019 (“COVID-19”) patients in India.

NOW THEREFORE, the Parties hereto have agreed as follows:

1. APPOINTMENT
1.1 Appointment. Subject to and conditioned on MACLEODS complying with all of its obligations under this Agreement, CYTODYN hereby appoints MACLEODS as the exclusive distributor of the Product in the Field in the Territory during the period beginning on the Effective Date and [*] anniversary thereafter (“Exclusivity Period”).  MACLEODS hereby accepts such appointment and shall purchase all of its required quantities of Product from CYTODYN at the Purchase Price and distribute Product solely in the Territory for use in the Field, in each case in accordance with the applicable EUA.
1.2 “Product” means Vyrologix TM (350 mg), a subcutaneous injectable biopharmaceutical drug product that contains CYTODYN’s Leronlimab (a humanized monoclonal antibody (also known as PRO 140) targeting against the CCR5 receptor) as the only active

152436514.4

pharmaceutical ingredient, as further described in the applicable product specification provided by CYTODYN (“Specifications”). “Field” means treating confirmed COVID-19 patients. “Territory” means India. “Purchase Price” means [*]
1.3 Supply Obligation. Subject to and conditioned on MACLEODS complying with all of its obligations under this Agreement, [*]. During the Exclusivity Period, CYTODYN shall not supply the Product to any third party for sale, distribution or use in the Field in the Territory.
1.4 Intentionally Omitted. Any such approval is conditioned on such third party complying with the obligations of MACLEODS in this Agreement.  Any such approval shall not relieve MACLEODS of its obligations under this Agreement, and MACLEODS shall be and remain fully responsible for the activities of all of sub-distributors or its subcontractors. Unless agreed otherwise in writing, MACLEODS shall not exploit (i) the Product outside the Territory or the Field in any way.
1.5 Restrictions. MACLEODS shall use the Products (and shall ensure the Products be used) solely in accordance with the treatment protocols approved under the applicable CSP (as defined below) or EUA.  MACLEODS shall not distribute, resell, reverse engineer, administer, or otherwise use or make available the Products to anyone in any way or for any purpose. MACLEODS shall store and handle the Products in accordance with the handling and storage instructions as specified in labeling or as provided by CYTODYN from time to time.
1.6 Quality Agreement.  The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into the Quality Agreement promptly after the Effective Date.  The Quality Agreement will set out the policies, procedures and standards by which the Parties will coordinate and implement the operation and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to Product.  To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless the Parties specifically agreed otherwise in writing.
1.7 Cooperation.  Without limiting the foregoing, each of CYTODYN and MACLEODS shall provide to each other in a timely manner all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all laws applicable to the Product in the Territory.  Each of CYTODYN and MACLEODS shall provide to the other or if applicable, directly to the applicable regulatory authorities, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Agreement.  In general, requests for cooperation should be responded to by the other Party within three (3) days and both should make responsible efforts to ensure cooperation is maintained to ensure completion of the given project.
1.8 Regulatory Approval. MACLEODS will be responsible for applying and obtaining CSP or EUA for the treatment of patients with COVID-19 within the Territory. CYTODYN shall provide all the necessary documents, data, information, samples, presentation and help MACLEODS with necessary technical, scientific, expert advice, information and presentation at no cost to obtain regulatory approval for to import, market, promote, sell or distribution of product in the territory.   MACLEODS will advise CYTODYN in advance about the requisite actions necessary and taken to comply with any such new application or renewal. Costs and expenses of renewal shall be borne by MACLEODS.

2. SUPPLY OF PRODUCT
2.1 Purchase Orders.  MACLEODS shall place orders for a Product in writing (each a “Purchase Order”). Each Purchase Order shall be in the form acceptable to CYTODYN and shall specify (a) the quantities of Product ordered (which shall be at least [*] vials in each Purchase Order) and (b) the requested delivery date (provided that the delivery date is at least twenty

(20) days after the date of CYTODYN’s receipt of the Purchase Order).  Purchase Orders shall not be made in any other form of document other than that prescribed by this Agreement unless the Parties mutually agree otherwise in writing.  Any term or condition of a Purchase Order that is different from or contrary to the terms and conditions of this Agreement shall be void.
2.2 Purchase Order Acceptance. CYTODYN shall, within five (5) days of receipt of a Purchase Order, confirm in writing whether a given Purchase Order has been accepted.  CYTODYN shall use commercially reasonable efforts to accept all Purchase Orders received in accordance with this Agreement.  Unless agreed otherwise in writing by both Parties, all Purchase Orders accepted by CYTODYN shall each be a “Firm Order” and non-cancelable by either Party, and MACLEODS shall be obligated to pay for the Product supplied to MACLEODS pursuant to an accepted Purchase Order.
2.3 Delivery.  CYTODYN shall deliver each shipment of Product FCA at Chhatrapati Shivaji Maharaj International Airport in Mumbai, India; provided, however, that:
2.3.1.	If the quantity of Product contained in any Purchase Order is less than [*] vials, then MACLEODS shall reimburse CYTODYN for [*] percent [*] of CYTODYN’s out-of-pocket shipping and insurance expenses related to such deliveries.
2.3.2.	Delivery on each Firm Order will take place on or before twenty (20) days after CYTODYN’s receipt of the Purchase Order.
2.3.3.	CYTODYN shall have satisfied its obligations with respect to a Firm Order if (a) the actual delivery date is within plus or minus five (+/-5) days of the specified delivery date specified in the corresponding Purchase Order, and (b) if the actual quantity of Product delivered is within plus or minus five percent (+/-5%) of the accepted Purchase Order quantity specified in the accepted Purchase Order.
2.4 Acceptance; Rejection.
2.4.1.	CYTODYN shall be responsible for Product test procedures for quality assurance, including Product storage and shipping requirements, before Product is released to MACLEODS. With each delivery, CYTODYN shall provide a certificate of analysis and other documents (collectively, the “COA”) as specified in the Quality Agreement.
2.4.2.	CYTODYN shall notify in advance to MACLEODS of any variation or change that affects the formulation, design, packaging, specifications, or any notable change in the Products, change in the plant or production lines, to the extent the same may affect the process of importing and marketing of the Products.
2.4.3.	MACLEODS shall inspect each shipment of Product promptly upon receipt. MACLEODS may reject any Product which does not conform to the Specifications, or the shipping and storage requirements for the Product, at the time of receipt at MACLEODS’s location. MACLEODS shall make any such rejection in writing, within seven (7) days of the later of the receipt of the COA and the Product at the facility designated by MACLEODS in the applicable Firm Order (the “Stipulated Rejection Period”), to CYTODYN, and shall specify the reasons for such rejection (the “Rejection Notice”).
2.4.4.	If MACLEODS has not delivered a Rejection Notice within the Stipulated Rejection Period, MACLEODS shall be deemed to have accepted that shipment of Product. Once MACLEODS has accepted or has been deemed to have accepted a shipment of Product, and MACLEODS may not exercise any rights to subsequently reject such shipment.
2.5 Rejection Procedures.
2.5.1.	After CYTODYN receives the Rejection Notice, it will evaluate process issues and the reasons given by MACLEODS for the rejection. CYTODYN shall use commercially reasonable efforts to promptly notify MACLEODS whether it agrees with the basis for MACLEODS’ rejection. If CYTODYN agrees with the basis for MACLEODS’ rejection, CYTODYN shall use commercially reasonable efforts to promptly replace, at no cost to MACLEODS, such rejected Product.
2.5.2.	If CYTODYN disagrees with the basis for MACLEODS’ rejection specified in the Rejection Notice: (i) CYTODYN shall use commercially reasonable efforts to promptly replace such rejected Product; and (ii) the Parties shall submit samples of the rejected Product to a mutually acceptable third party laboratory, which shall determine whether such Product meets the Specifications. The determination of the third-party laboratory shall be final and determinative. If the third-party laboratory determines that the rejected shipment meets the Specifications, the rejection by MACLEODS is unjustified, and MACLEODS shall promptly pay CYTODYN for any replacement Product and, if the Product can no longer be distributed, Purchase Price on the unjustifiably rejected Product. If the third-party laboratory determines that the rejected shipment does not meet the Specifications, CYTODYN shall not invoice MACLEODS for the replacement Product. The Party against whom the third-party laboratory rules shall also bear the fees in connection with resolution of the disagreement.
2.5.3.	Notwithstanding any of the other provisions in this Agreement and without limiting any other provision herein, MACLEODS agrees that the remedies set forth in this Section 2.5 are MACLEODS’s sole and exclusive remedies with respect to the rejection of Product.
2.6 No serialization.  The Parties acknowledge and agree that all Products delivered to MACLEODS under this Agreement are not required to be and will not be serialized.
3. PAYMENT
3.1 Invoices.  At the time of each shipment, CYTODYN shall send an invoice to MACLEODS specifying the total amount due under the invoice, calculated as the Purchase Price times the quantity of Product contained in the shipment.
3.2 Payment. Within [*] days after receiving each invoice, MACLEODS shall pay to CYTODYN the amount owed to CYTODYN under the invoice.
3.3 Shipping charge re-imbursement.  All re-imbursement of shipping charges under Section 2.3.1 shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by CYTODYN or by other mutually acceptable means.
3.4 Letter of Credit. At least 20 (20) days before the delivery date in each Firm Order, MACLEODS shall open, at an internationally known bank reasonably acceptable to CYTODYN, an international bank letter of credit  “LoC” that: (i) designates CYTODYN as the beneficiary; (ii) allows CYTODYN to draw on the LoC after presenting this Agreement, an invoice that has become due pursuant to Section 3.2 and the corresponding airway bill, each containing the required information as the Parties agreed and specified in the LoC; (iii) whose authorized amount is equal to the amount payable by MACLEODS to CYTODYN under the invoice for the corresponding Firm Order; (iv) and otherwise complies with the Uniform Customs and Practice for Documentary Credits latest version and Supplement to the Uniform Customs and Practice for Documentary Credits for Electronic Presentation (eUCP).  To the extent that amounts drawn by CYTODYN in accordance with this Section 3 is less than the amounts actually owed by MACLEODS to CYTODYN under Section 3.2, the amounts drawn shall be set off against, but shall not be in lieu of, the amounts actually owed MACLEODS to CYTODYN under Section 3.2.
4. INSPECTIONS AND COMMUNICATIONS

With respect to the Product Manufactured by  CYTODYN, each Party shall promptly notify the other Party of any Regulatory Authorities’ notices of violation or deficiency letters received and promptly deliver to the other Party all related reports, data information and correspondence received from such Regulatory Authorities with respect to API(s)/API in the Product, any GMP issues relating thereto and any written response, information, data or correspondence delivered by such Party to the Regulatory Authority with respect to the API(s)/ Product and shall cooperate to the extent reasonably requested by the other Party in its response to the Regulatory Authorities.

5. INTELLECTUAL PROPERTY

CYTODYN shall retain all of its rights, title and interest in and to all industrial and intellectual property rights embodied in or which covers the Product, in each case which is owned, held, or licensed by it as of the Effective Date or thereafter or developed, created or discovered by it or on its behalf.  Except as otherwise expressly provided in this Agreement, MACLEODS has and shall have no right, title or interest in any intellectual property right relating to the Product.

6. REPRESENTATION & WARRANTY
6.1 By Each Party. Each Party represents and warrants that (i) it has the corporate authority to enter into this Agreement and to perform the respective obligations hereunder; (ii) this Agreement is a legal, valid and binding agreement enforceable in accordance with its terms; (iii) executing this Agreement and performing its respective obligations hereunder do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and do not conflict with, or constitute a default under, any contractual obligation of such Party; and (iv) its affiliates and its and their respective officers, directors and employees (a) have not been debarred and are not subject to a pending debarment, under applicable laws or by any government healthcare programs or procurement programs, (b) are not disqualified by any government or regulatory authorities from distributing pharmaceutical products, (c) are not subject to a pending disqualification proceeding, and (d) have not been convicted of a criminal offense related to the provision of healthcare products or services and are not subject to any such pending action. In addition to the preceding The Parties represents and warrants each other that it has not and will not take any action which shall render the other party liable for any violation of any statute or guideline including but not limited to USFCPA, UKBA and Indian Prevention of Corruption Act, which prohibits offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist the other party in obtaining or retaining business. If any party makes any payment or takes any action that the other party reasonably believes would violate any such US or foreign laws, the other party may terminate this Agreement immediately.
6.2 By CYTODYN. CYTODYN represents and warrants that at the time of delivery the Products shall conform to the Specifications. CYTODYN further warrants that the Products are manufactured in compliance with the applicable current good manufacturing practices (“cGMP”) standards, are fit for human use pursuant to the [equivalent CSP] and EUA, and are free from manufacturing defects, as well as guarantees a minimum shelf-life of  [*] upon receipt of Products, such shelf life being determined based solely on CYTODYN’s internal stability test data. CYTODYN represents and warrants and hold harmless MALEODS for any infringement of patent or trademark or any other third party rights infringement claims on MACLEODS arising from importing and/ or marketing and/or selling of the Products in the Territory by MACLEODS / MACLEODS affiliates.

6.3 No Additional Warranties. MACLEODS shall not make any representation or give any warranty in respect of the Products other than those authorized in writing by CYTODYN from time to time.
6.4 Insurance. In addition, each Party agrees to obtain commercially reasonable and customary insurance sufficient to cover its respective potential liabilities hereunder and provide each other a copy thereof.

7. LIABILITY AND CROSS-INDEMNIFICATIONS
7.1 Each Party shall indemnify and hold the other Party, its affiliates, and their respective officers, directors, employees and representatives, harmless from and against any third-party claims and liability, including liability for death or personal injury and reasonable attorney's fees, which results solely from breach of its obligations under this Agreement, its negligence or willful misconduct, or its violation of applicable laws.
7.2 The Party seeking indemnification for third party claims under Sections 6.1 shall promptly notify the other Party in writing of all matters which may give rise to the right to indemnification hereunder; failure to promptly give such written notice, to the extent prejudicial to the indemnifying Party’s defense of such claims, shall relieve the indemnifying Party’s obligation to the other Party under this Section 6.
7.3 EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS, BREACH OF SECTION 8, OR ITS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT: (i) NEITHER PARTY WILL NOT BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOSS OF PROFITS, GOODWILL OR REVENUE, DATA OR USE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT; and (ii) EACH PARTY MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT PAID BY MACLEODS TO CYTODYN WITHIN THIRTY (30) DAYS BEFORE THE EVENT GIVING RISE TO SUCH LIABILITY OCCURRED.
8. ADVERSE REACTIONS, COMPLAINTS AND RECALLS
8.1 MACLEODS and CYTODYN shall notify each other within twenty-four (24) hours by confirmed facsimile or email of any information concerning any serious or unexpected side effect, injury, toxicity, or sensitivity reaction, any unexpected incidents, or any adverse drug experience reports and the severity thereof associated with the Products, the use and sale thereof (collectively “Adverse Events”). To enable CYTODYN to comply with its regulatory reporting responsibilities, MACLEODS shall use commercially reasonable efforts to deliver to CYTODYN all Adverse Event information received by MACLEODS and all other information as required by CYTODYN by notice in writing to MACLEODS.
8.2 CYTODYN and MACLEODS shall each comply with CDSCO pharmacovigilance policy (i.e., Adverse drug experience reports).
8.3 Complaints with regard to the Products received by MACLEODS will be promptly sent by facsimile or email to CYTODYN at: jflisak@CYTODYN.com and CYDY_Team@CYTODYN.com.
9. CONFIDENTIALITY
9.1 “Confidential Information” means all confidential or proprietary information relating to the business and affairs of CYTODYN or its affiliates that are disclosed by or on behalf of CYTODYN to MACLEODS and all information derived therefrom, including without limitation financial information, business opportunities, information relating to pharmaceutical products of any nature in any form. MACLEODS shall not make available Confidential Information to any third party; except that it shall be entitled to disclose to government authorities to the extent necessary for obtaining [equivalent CSP] and EUA, in accordance with accepted practices in the pharmaceutical industry.
9.2 MACLEODS shall take all necessary steps to ensure that its employees who gain access to Confidential Information are bound in writing by terms similar to the terms of this

Agreement, not to divulge Confidential Information, except that they may divulge it to the extent that MACLEODS may do so in accordance with the provisions hereof.
9.3 MACLEODS agrees that all Confidential Information that it receives from CYTODYN and/or its affiliates in connection with the Products are the sole property of CYTODYN and shall be used by it only in accordance with the terms and provisions of this Agreement.
9.4 MACLEODS shall have no obligation to keep confidential and secret any part of the Confidential Information that is already known to it from any source other than by disclosure by, or which emanated originally from CYTODYN and/or its affiliates, as shown by written records, or which now or in future becomes known to the public or which is made known to MACLEODS by a third party as a matter of right or when ordered by a competent court.
9.5 MACLEODS’s obligations under Section 9 shall survive for five (5) years after termination of this Agreement and indefinitely as to any trade secret.
10. TERMINATION
10.1 Term. This Agreement shall commence on the Effective Date and shall be valid for [*] years thereafter, unless terminated earlier pursuant to Section 9. The Parties may mutually agree in signed writing to extend the term of this Agreement or amend the scope of this Agreement.
10.2 Termination for Breach. A Party may terminate this Agreement upon prior written notice to the other Party for material breach of this Agreement by the other Party.  Any notice of material breach shall specify the breach in reasonable detail.  Unless otherwise provided in this Agreement, the termination shall be effective thirty (30) days after receipt of the written notice, unless the breaching Party cures the breach within that thirty (30) day notice period.
10.3 Termination for Convenience. Each Party may terminate this Agreement for convenience upon sixty (60) days’ notice to the other Party.
10.4 Effects of Termination. Upon termination:
10.4.1.	MACLEODS shall (i) promptly return to CYTODYN, or, at CYTODYN’s request, destroy (and certify such destruction in writing) all of CYTODYN’s Confidential Information, and (ii) cease using Confidential Information in any way for any purpose.
10.4.2.	MACLEODS may, where permitted by applicable laws, sell Product then in its inventory until the expiry of the Product (“Selloff Period”), all in accordance with the terms of this Agreement. Promptly after the expiration of the Selloff Period, MACLEODS shall, at its cost, destroy any unsold Product remaining in its inventory and will provide appropriate evidence of such destruction to CYTODYN. Furthermore, CYTODYN may cancel any Firm Order accepted by CYTODYN before termination and requires delivery of Product after the date of termination.
11. INDEPENDENT PARTY

This Agreement does not constitute either Party as agent or legal representative of the other Party for any purpose whatsoever. A Party is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

12. ASSIGNMENT

MACLEODS shall not assign, delegate or transfer its rights and obligations under this Agreement in whole or in part without prior written authorization from CYTODYN; any purported assignment, delegation or transfer in violation of the foregoing is void. CYTODYN may assign, delegate or transfer its rights and obligations under this Agreement in whole or in part.

13. FORCE MAJEURE

Each of the Parties hereto shall be excused from the performance of its obligations hereunder, other than the payment of money, in the event that such performance is prevented by force majeure, provided that each of the Parties shall use its best efforts to complete such performance by other means. For the purpose of this Agreement force majeure is defined as causes beyond the control of MACLEODS or CYTODYN, including but not limited to, acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, epidemic and failure of public utilities or common carriers.

14. SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not affect the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

15. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties. This Agreement may not be varied except in writing signed by the Parties' authorized representatives.

16. WAIVER

No waiver of any right, breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent right, breach or default of the same or similar nature.

17. GOVERNING LAW

This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without to the principles of conflicts of law. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement (other than good-faith third party actions or proceedings filed or instituted in an action or proceeding by a third party against a Party) shall be finally resolved by binding arbitration conducted in the English language, in Singapore, under the Arbitration Rules of Singapore International Arbitration Centre ("SIAC Rules") , by a panel of one arbitrator appointed in accordance with the SIAC Rules. Notwithstanding the foregoing, either Party may, without waiving any right or remedy available to such Party, seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder. The Parties undertake to use all reasonable best efforts in order to solve in an amicable manner any controversy arising in connection with this Agreement. The award of the arbitrator shall be final and binding.

18. NOTICE

Unless otherwise stated in this Agreement, all requests and notices required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.

If to MACLEODS:

Macleods Phrmaceuticals Ltd

304, Atlanta Arcade, Maroi Church Road, Opp. Hotel Leela, Andheri (East) Mumbai 400 059

Attention: Vijay Agarwal

Email: vijay@macleodspharma.com

If to CYTODYN:

CYTODYN Inc., 1111 Main Street, Suite 660, Vancouver, WA 98660, USA

Attention: Chief Executive Officer

Email: npourhassan@CYTODYN.com and CYDY_Team@CYTODYN.com

Product complaints and quality issues: jflisak@CYTODYN.com

19. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

/s/
CYTODYN Inc. /s/ Nader Pourhassan Nader Pourhassan Chief Executive Officer	MACLEODS PHARMACEUTICAL LTD. /s/ Vijay Agarwal Vijay Agarwal Business Development Director

SIDE LETTER TO EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

[Dated and Effective as of May 11, 2021]

This side letter agreement (“Side Letter”) is entered into by and among Macleods Pharmaceuticals Ltd, an India corporation (the “Macleods”) and CytoDyn Inc., a Delaware corporation (“CytoDyn”) with reference to the Exclusive Supply and Distribution Agreement, dated and effective as of May 11, 2021 by and between Macleods and CytoDyn (the “Agreement”). Macleods and CytoDyn are referred to herein collectively as the “Parties”

1. Shortly after execution of the Agreement, the Parties noticed an error in Section 1.4 of the Agreement, which the Parties intended to intentionally omit from the Agreement, but which was not deleted in error.
2. By their signatures below, the Parties wish to confirm that Section 1.4 of the Agreement should read as follows:

1.4Intentionally Omitted.

3.All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Side Letter as of the date first written above.

CYTODYN INC.MACLEODS
PHARMACEUTICALS LTD.

_/s/ Nader Pourhassan___________________/s/ Vijay Agarwal_________________
Nader PourhassanVijay Agarwal
Chief Executive OfficerBusiness Development Director